Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Amendment No. 1 to Form S-8 No. 333-222242) of EnviroStar, Inc. of our report dated September 9, 2017, relating to the audited balance sheets of Tri-State Technical Services, Inc. as of December 31, 2016 and December 31, 2015, and the related statements of income, statements of shareholder’s equity, and statements of cash flows for each of the two years ended December 31, 2016 and 2015, and the related notes, included in the Current Report on Form 8-K, filed with the Commission on September 11, 2017, and Amendment No. 1 thereto, filed with the Commission on November 8, 2017.

/s/ Aprio, LLP (formerly known as Habif, Arogeti and Wynne, LLP)

Atlanta, Georgia

August 1, 2018